Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128695
PROSPECTUS
397,547 Shares
SMITH MICRO SOFTWARE, INC.
Common Stock
     This prospectus relates to the offering of a total of 397,547 shares of the common stock of Smith Micro Software, Inc. by the selling stockholder described herein. The selling stockholder acquired the shares held by it and offered by this prospectus in connection with the sale to us of all of the issued and outstanding capital stock of Allume, Inc. on July 1, 2005. The prices at which the selling stockholder may sell its shares will be determined by the prevailing market price for its shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.
     Our common stock is listed on the Nasdaq SmallCap Market under the symbol “SMSI”. On October 12, 2005, the last reported sale price for our common stock was $6.48 per share.

     You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the common stock offered by this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 13, 2005.

THE COMPANY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

     You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

THE COMPANY
     In this prospectus, the terms “Smith Micro,” “company,” “we,” “us,” and “our” refer to Smith Micro Software, Inc. and its subsidiaries.
     Smith Micro Software, Inc. is a diversified developer and marketer of wireless communication software products and services. Our primary focus and strategy for our products and services is directed to wireless communications including WWAN as well as Wi-Fi software. We sell our products and services to some of the world’s leading companies as well as to consumers. Specific wireless products include: QuickLink Mobile and QuickLink Mobile Phonebook. The proliferation of wireless technologies is providing new opportunities globally. The wireless infrastructures being implemented, such as 1xRTT, GPRS and 3G including EVDO and UMTS, offer wider bandwidth wireless data services. This infrastructure combined with mobile platforms such as the basic mobile phone, notebook computing devices (“PCs”) and personal communications devices (“PDAs”) provide opportunities for new communications software products. Our core communications technology is designed to address this emerging wireless data market.
     We manufacture, market and sell value-added wireless connectivity products targeted to the original equipment manufacturers (“OEM”) market, particularly wireless service providers and mobile phone manufacturers, as well as direct to the consumer. We offer software products for Windows XP, Windows 2000, WindowsME, Windows 98, Windows CE, Pocket PC, Mac, Palm, Unix and Linux operating systems. The underlying design concept is the long-standing Smith Micro criteria of “enhancing the out-of-box experience” for the customer. Our custom engineering services bring more than 20 years of hardware and software experience, having shipped over 40 million copies of products to OEM’s seeking to better market their products by adding product features, customizing existing features and translating applications into additional languages.
     We were incorporated in California in November 1983, and we reincorporated in Delaware in June 1995. Our common stock is listed on the Nasdaq SmallCap Market under the symbol “SMSI.” Our principal executive offices are located at 51 Columbia, Suite 200, Aliso Viejo, CA 92656, and our telephone number is (949) 362-5800. Our website is www.smithmicro.com. Information available on our website does not constitute part of this prospectus.

RISK FACTORS
     Our future operating results are highly uncertain. Before deciding to invest in our common stock or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and in our other filings with the SEC, including our subsequent reports on Forms 10-K, 10-Q and 8-K. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, that could seriously harm our business, financial condition or results of operations. In that event, the market price for our common stock could decline and you may lose all or part of your investment.
     Our quarterly operating results may fluctuate and cause the price of our common stock to fall. Our quarterly revenue and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:
•	the size and timing of orders from and shipments to our major customers;

•	the size and timing of any return product requests for our products;

•	our ability to maintain or increase gross margins;

•	variations in our sales channels or the mix of our product sales;

•	the gain or loss of a key customer;

•	our ability to specify, develop, complete, introduce, market and transition to volume production new products and technologies in a timely manner;

•	the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

•	the effect of new and emerging technologies;

•	our ability successfully to integrate acquisitions of other companies or technologies;

•	deferrals of orders by our customers in anticipation of new products, applications, product enhancements or operating systems; and

•	general economic and market conditions.
     A large portion of our operating expenses, including rent, depreciation and amortization is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we may not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition and results of operations would be materially and adversely affected.
     Due to all of the foregoing factors, and the other risks discussed in this report, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.
     Although we have begun reporting backlog, our ability to predict our revenues and operating results is extremely limited. We have historically operated with little backlog because we have generally shipped our software products and recognized revenue shortly after we received orders because our production cycle has traditionally been very short. As a result, our sales in any quarter were generally dependent on orders that were booked and shipped in that quarter. As our wireless business has evolved, production cycle time for items such as data kits has increased to the point that orders received towards the end of a quarter may not ship until the subsequent quarter. Additionally, customers may issue purchase orders that have extended delivery dates that may cause the shipment to fall in a subsequent quarter. These situations make it difficult for us to predict what our revenues and operating results will be in any quarter. Therefore, the level of backlog is not necessarily indicative of trends in our business. As of June 30, 2005, we had a backlog of approximately $1.3 million.
     We depend upon a small number of customers for a significant portion of our revenues. In the past we have derived a substantial portion of our revenues from sales to a small number of customers and expect to continue to do so in the future. The agreements we have with these entities do not require them to purchase any minimum quantity of our products and may be terminated by the entity or us at any time for any reason upon minimal prior written notice. Accordingly, we cannot be certain that these customers will continue to place large orders for our products in the future, or purchase our products at all. In 2004, Verizon, our largest OEM customer, accounted for 69% of our net revenue, and our three largest OEM customers accounted for 77.8% of our net revenue.
     Our customers may acquire products from our competitors or develop their own products that compete directly with ours. Any substantial decrease or delay in our sales to one or more of these entities in any quarter would have an adverse effect on our results of operations. In addition, certain of our customers have in the past and may in the future acquire competitors or be acquired by competitors, causing further industry consolidation. In the past, such acquisitions have caused the purchasing departments of the combined companies to reevaluate their purchasing decisions. If one of our major customers engages in an acquisition in the future, it could change its current purchasing habits. In that event, we could lose the customer, or experience a decrease in orders from that customer or a delay in orders previously made by that customer. Further, although we maintain allowances for doubtful accounts, the insolvency of one or more of our major customers could result in a substantial decrease in our revenues.
     Competition within our product markets is intense and includes numerous established competitors, which could negatively affect our revenue. We operate in markets that are extremely competitive and subject to rapid changes in technology. Microsoft Corporation poses a significant competitive threat to us because Microsoft operating systems may include some capabilities now provided by certain of our OEM and retail software products. If users are satisfied relying on the capabilities of the Windows-based systems or other operating systems, or other vendors’ products, sales of our products are likely to decline. In addition, because there are low barriers to entry into the software market, we expect significant competition from both established and emerging software companies in the future. Furthermore, many of our existing and potential OEM customers may acquire or develop products that compete directly with our products.
     Microsoft and many of our other current and prospective competitors have significantly greater financial, marketing, service, support, technical and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. There is also a substantial risk that announcements of competing products by large competitors such as Microsoft or other vendors could result in the cancellation of orders by customers in anticipation of the introduction of such new products. In addition, some of our competitors currently make complementary products that are sold separately. Such competitors could decide to enhance their competitive position by bundling their products to attract customers seeking integrated, cost-effective software applications. Some competitors have a retail emphasis and offer OEM products with a reduced set of features. The opportunity for retail upgrade sales may induce these and other competitors to make OEM products available at cost or even at a loss. We also expect competition to increase as a result of software industry consolidations, which may lead to the creation of additional large and well-financed competitors. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share.
     Acquisitions of companies or technologies may disrupt our business and divert management attention and cause our current operations to suffer. We have in the past made and we expect to continue to consider acquisitions of complementary companies, products or technologies. If we make any additional acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management’s attention from our company’s day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. Acquisitions may also subject us to liabilities and risks that are not known or identifiable at the time of the acquisition.
     We may also have to incur debt or issue equity securities in order to finance future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our existing stockholders. In addition, we expect our profitability could be adversely affected because of acquisition-related accounting costs and write offs. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have had limited or no prior experience. If we are unable to fully integrate acquired businesses, products or technologies within existing operations, we may not receive the intended benefits of acquisitions.
     If the adoption of new technologies and services grows more slowly than anticipated in our product planning and development, our future sales and profits may be negatively affected. If the adoption of new technologies and services does not grow or grows more slowly than anticipated in our product planning and development, demand for certain of our products and services will be reduced. For example, our new QuickLink Mobile Wi-Fi product provides notebook users with the ability to roam between wireless wide area networks and Wi-Fi hot spots. Another product, QuickLink Wi-Fi, allows users to seek out and select available hot spots in their area. Therefore, future sales and any future profits from this and related products are substantially dependent upon the widespread acceptance and use of Wi-Fi as an effective medium of communication by consumers and businesses.
     Our products may contain undetected software errors, which could negatively affect our revenue. Our software products are complex and may contain undetected errors. In the past, we have discovered software errors in certain of our products and have experienced delayed or lost revenue during the period it took to correct these errors. Although we and our OEM customers test our products, it is possible that errors may be found in our new or existing products after we have commenced commercial shipment of those products. These undetected errors could result in adverse publicity, loss of revenue, delay in market acceptance of our products or increased expense for litigation.
     Technology and customer needs change rapidly in our market, which could render our products obsolete and negatively affect our revenue. Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our customers’ changing demands, keep up with evolving industry standards, including changes in the Microsoft operating systems with which our products are designed to be compatible, and to promote those products successfully. The communications and utilities software markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions, evolving industry standards and short product life cycles. Any of these factors could render our existing products obsolete and unmarketable. In addition, new products and product enhancements can require long development and testing periods as a result of the complexities inherent in today’s computing environments and the performance demanded by customers. If our software markets do not develop as we anticipate, or our products do not gain widespread acceptance in these markets or if we are unable to develop new versions of our software products that can operate on future operating systems, our business, financial condition and results of operations could be materially and adversely affected.
     Delays or failure in deliveries from our component suppliers could cause our net revenue to decline and harm our results of operations. We rely on third party suppliers to provide us with services and components for our product kits. These components include: compact discs; cables; printed manuals; and boxes. We do not have long-term supply arrangements with any vendor to obtain these necessary services and components for our products. If we are unable to purchase components from these suppliers or if the compact disc replication services that we use do not deliver our requirements on schedule, we may not be able to deliver products to our customers on a timely basis or enter into new orders because of a shortage in components. Any delays that we experience in delivering our products to customers could impair our customer relationships and adversely impact our reputation and our business. In addition, if our third party suppliers raise their prices for components or services, our gross margins would be reduced.
     A shortage in the supply of wireless communication devices such as PC cards could adversely affect our revenues. Our products are utilized with major wireless networks throughout the world that support data communications through the use of wireless communication devices such as PC cards. Since wireless network providers generally incorporate our products into the wireless communication devices that they sell directly to individual consumers, our future success depends upon the availability of such devices to consumers at reasonable prices. A shortage in the supply of wireless communication devices could put upward pressure on prices or limit the quantities available to individual consumers which could materially affect the revenues that we generate from our products.
     We may be unable to adequately protect our intellectual property and other proprietary rights, which could negatively impact our revenues. Our success is dependent upon our software code base, our programming methodologies and other intellectual properties and proprietary rights. In order to protect our proprietary technology, we rely on a combination of trade secret, nondisclosure and copyright and trademark law. We currently own United States trademark registrations for certain of our trademarks and United States patents for certain of our technologies, however, these measures afford us only limited protection. Furthermore, we rely primarily on “shrink wrap” licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Accordingly, it is possible that third parties may copy or otherwise obtain our rights without our authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to detect unauthorized use of our intellectual property and proprietary rights.
     We may be subject to claims of intellectual property infringement as the number of trademarks, patents, copyrights and other intellectual property rights asserted by companies in our industry grows and the coverage of these patents and other rights and the functionality of software products increasingly overlap. From time to time, we have received communications from third parties asserting that our trade name or features, content, or trademarks of certain of our products infringe upon intellectual property rights held by such third parties. We have also received correspondence from third parties separately asserting that our fax products may infringe on certain patents held by each of the parties. Although we are not aware that any of our products infringe on the proprietary rights of others, third parties may claim infringement by us with respect to our current or future products. Infringement claims, whether with or without merit, could result in time-consuming and costly litigation, divert the attention of our management, cause product shipment delays or require us to enter into royalty or licensing agreements with third parties. If we are required to enter into royalty or licensing agreements, they may not be on terms that are acceptable to us. Unfavorable royalty or licensing agreements could seriously impair our ability to market our products.
     Our stock price is highly volatile. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid for them. The market price of our common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. These fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:
•	quarter-to-quarter variations in our operating results;

•	announcements of technological innovations or new products by our competitors, customers or us;

•	market conditions within our retail and OEM software markets;

•	general global economic and political instability;

•	changes in earnings estimates or investment recommendations by analysts;

•	changes in investor perceptions; or

•	changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.
     In addition, the market prices of securities of high technology companies have been especially volatile. This volatility has significantly affected the market prices of securities of many technology companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been the subjects of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management’s attention and resources from other matters.
     If we are unable to retain key personnel, the loss of their services could materially and adversely affect our business, financial condition and results of operations. Our future performance depends in significant part upon the continued service of our senior management and other key technical and consulting personnel. We do not have employment agreements with our key employees that govern the length of their service. The loss of the services of our key employees would materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain and motivate qualified personnel, particularly highly skilled engineers involved in the ongoing research and development required to develop and enhance our communication software products as well those in our highly specialized consulting business. Competition for these employees remains high and employee retention is a common problem in our industry. Our inability to attract and retain the highly trained technical personnel that are essential to our product development, consulting services, marketing, service and support teams may limit the rate at which we can generate revenue, develop new products or product enhancements and generally would have an adverse effect on our business, financial condition and results of operations.
     We may need to raise additional capital in the future through the issuance of additional equity, or convertible debt securities or by borrowing money, in order to meet our capital needs. Additional funds may not be available on terms acceptable to us to allow us to meet our capital needs. We believe that the cash, cash equivalents and investments on hand and the cash we expect to generate from operations will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need or choose to obtain additional financing to fund our activities. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations or other business activities significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish right to certain technologies or potential markets. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock. We currently have no established line of credit or other business borrowing facility in place.
     It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:
•	the market acceptance of our products;

•	the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;

•	our business, product, capital expenditure and research and development plans and product and technology roadmaps;

•	the levels of inventory and accounts receivable that we maintain;

•	capital improvements to new and existing facilities;

•	technological advances;

•	our competitors’ response to our products; and

•	our relationships with suppliers and customers.
     In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.
     Our business, financial condition and operating results could be adversely affected as a result of legal, business and economic risks specific to international operations. Approximately 5.2%, 14.8% and 15.1% of our revenues in the years ended December 31, 2004, 2003 and 2002, respectively, were derived from sales to customers outside the United States. We also frequently ship products to our domestic customers’ international manufacturing divisions and subcontractors. In the future, we may expand these international business activities. International operations are subject to many inherent risks, including:
•	general political, social and economic instability;

•	trade restrictions;

•	the imposition of governmental controls;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which we operate;

•	unexpected changes in regulatory requirements;

•	foreign technical standards;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	difficulties in securing and servicing international customers;

•	difficulties in collecting receivables from foreign entities; and

•	potentially adverse tax consequences.
These conditions may increase our cost of doing business. Moreover, as our customers are adversely affected by these conditions, our business with them may be disrupted and our results of operations could be adversely affected
     The market price of our common stock may be adversely affected by the sale of significant numbers of shares of our common stock by the selling stockholder listed in the selling stockholder table of this prospectus and others. This prospectus covers 397,547 shares of our common stock that may be freely offered for resale. Other large blocks of shares eligible for resale under Rule 144 include 3,772,115 shares held by William W. Smith and 2,816,615 shares held by Rhonda L. Smith (both as of August 31, 2005). The market price for our common stock could decline as a result of the sale of a large number of the shares covered by this prospectus, or under Rule 144, or the perception that such sales may occur. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

     We may be subject to regulatory scrutiny and may sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to internal controls over financial reporting. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our auditor attest to such evaluation on an annual basis. Compliance with these requirements can be expensive and time-consuming. While we believe that we will be able to meet the required deadlines, no assurance can be given that we will meet the required deadlines in future years. If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.
     Provisions of our charter and bylaws and Delaware law could make a takeover of our company difficult. Our certificate of incorporation and bylaws contain provisions that may discourage or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. For instance, our certificate of incorporation authorizes the board of directors to fix the rights and preferences of shares of any series of preferred stock, without action by our stockholders. As a result, the board can authorize and issue shares of preferred stock, which could delay or prevent a change of control because the rights given to the holders of such preferred stock may prohibit a merger, reorganization, sale or other extraordinary corporate transaction. In addition, we are organized under the laws of the State of Delaware and certain provisions of Delaware law may have the effect of delaying or preventing a change in our control.
     We may be subject to additional risks. The risks and uncertainties described above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect of business operations.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.
     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 31, 2005, as amended by our Form 10-K/A (Amendment No. 1), filed with the SEC on May 2, 2005, and our Form 10-K/A (Amendment No. 2), filed with the SEC on May 25, 2005;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005;

(c)	Our Current Report on Form 8-K, filed with the SEC on July 5, 2005, as amended by our Form 8-K/A filed with the SEC on September 14, 2005;

(d)	Our Current Report on Form 8-K, filed with the SEC on June 23, 2005;

(e)	Our Current Report on Form 8-K, filed with the SEC on May 27, 2005;

(f)	Our Current Report on Form 8-K, filed with the SEC on April 21, 2005 (with respect only to Item 4.01);

(g)	Our Current Report on Form 8-K, filed with the SEC on February 24, 2005; and

(h)	Our Registration Statement No. 000-26536 on Form 8-A filed with the SEC on July 31, 1995, together with Amendment No. 1 filed with the SEC on September 7, 1995, in which there is described the terms, rights and provisions applicable to our outstanding common stock.
     The Item 2.02 and 9.01 disclosures furnished on our Current Reports on Form 8-K on February 9, 2005, March 3, 2005, and April 21, 2005, are not incorporated herein by reference.
     In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of this offering (except for information and exhibits furnished under our current reports on Form 8-K) and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for documents should be submitted in writing to the Secretary, at Smith Micro Software, Inc., 51 Columbia, Suite 200, Aliso Viejo, California 92656, or by telephone at (949) 362-5800. Our website is www.smithmicro.com. Information available on our website does not constitute part of this prospectus.

FORWARD-LOOKING STATEMENTS
     All statements included or incorporated by reference in this prospectus, other than statements or characterizations of historical fact, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning projected expenses, our ability to control costs, our accounting estimates, assumptions and judgments, the investment in research and development for our business units, the market acceptance and performance of our products, the competitive nature of our markets, our ability to achieve product integration, the status of, and our ability to keep pace with, evolving technologies, the development and market acceptance of new product introductions, the adoption of future industry standards, our production capacity, our ability to consummate acquisitions and integrate their operations successfully, the need for additional capital, our ability to raise capital, and our ability to achieve profitability. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” similar expressions and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under the section “Risk Factors” beginning on page 3 of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.
USE OF PROCEEDS
     The shares of common stock offered by this prospectus will be sold by the selling stockholder, and the selling stockholder will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus.

SELLING STOCKHOLDER
     The selling stockholder acquired the shares held by it and offered by this prospectus in connection with the sale to Smith Micro of all of the issued and outstanding capital stock of Allume, Inc. On July 1, 2005, we entered into a stock purchase agreement with the selling stockholder. Under the terms of the stock purchase agreement, we paid the selling stockholder $11 million cash and 397,547 restricted shares of our common stock, having a market value (based on a ten day trading average) of $1,750,000. The transaction closed simultaneously with the execution of the stock purchase agreement. The registration statement including this prospectus is filed pursuant to a registration rights agreement by and among Smith Micro and the selling stockholder requiring registration of the 397,547 restricted shares. Subject to certain exceptions, we are required under the registration rights agreement to keep the registration statement effective for a period of 360 days.
     In accordance with the stock purchase agreement, 170,377 shares of the common stock were issued in the name of the selling stockholder and delivered into an indemnification escrow subject to the terms of an escrow agreement dated July 1, 2005. The selling stockholder will not have the right to sell these shares until they are released pursuant to the terms of the escrow agreement.
     This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
     The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholder as of July 1, 2005, after the closing of the acquisition, based on the selling stockholder’s representations regarding its ownership. We cannot estimate the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may sell all or some of its shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. For purposes of the table below, we assume that all shares owned by the selling stockholder which are offered by this prospectus will be sold. On August 31, 2005, 22,019,459 shares of our common stock were outstanding.
     Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholder within the past three years other than as a result of the selling stockholder’s beneficial ownership of our common stock.

	Beneficially Owned			Beneficially Owned
	Before Offering		Number of Shares	After Offering(1)
	Number of		Being Offered in	Number of
Selling Stockholder	Shares(2)	Percent(3)	Offering	Shares	Percent(3)
International Microcomputer Software, Inc. (4)	397,547	1.8%	397,547	—	—

(1)	This table assumes that all shares owned by the selling stockholder which are offered by this prospectus are being sold. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholder also may offer and sell less than the number of shares indicated. The selling stockholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale.

(2)	Includes shares of common stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days. This amount includes 170,377 escrow shares which have been deposited in an escrow account to ensure that the representations, warranties and covenants made by the selling stockholder to us are not breached and in order to provide a source of indemnification to us. Subject to the terms of the escrow agreement among us, the selling stockholder and Commerce Bank N.A., as escrow agent, the remaining escrow shares will be released from escrow and issued to the selling stockholder on December 28, 2006.

(3)	Based on 22,019,459 shares of common stock outstanding on August 31, 2005. Shares of common stock subject to options or warrants or convertible debentures which are exercisable within 60 days of August 31, 2005, are deemed to be beneficially owned by the person holding such options or warrants or convertible debentures for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants or convertible debentures are not deemed to be outstanding.

(4)	International Microcomputer Software, Inc., or IMSI, is a corporation organized under the laws of California and governed by a board of directors. IMSI is a public company whose shares are listed on the OTC Bulletin Board under the trading symbol “IMSI.OB.” Investment and voting decisions are made by its board of directors, whose members are Bruce Galloway, Evan Binn, Donald Perlyn, Robert S. Falcone, Martin Wade, Robert Mayer and Richard J. Berman.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholder, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from sales of the shares by the selling stockholder or their transferees.
     The selling stockholder named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other transfer after the date of this prospectus, may sell or otherwise dispose of these shares or interests therein from time to time. The selling stockholder will act independently from us in making decisions with respect to the timing, manner and size of each disposition. The dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may effect such transactions by selling their shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:
•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	in privately negotiated transactions.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in such resales.
     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of their shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder also may loan or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer or other financial institution may sell the pledged shares under this prospectus (as supplemented or amended to reflect such transaction).

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the Securities Act, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.
     In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.
     We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:
•	the name of each such selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.
     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares under this prospectus, we will file a supplement to this prospectus.
     We will bear all costs, expenses and fees in connection with the registration of the shares covered by this prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of their shares covered by this prospectus. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of their shares covered by this prospectus against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling stockholder and its affiliates against certain liabilities, including liabilities arising under the Securities Act. Neither the SEC nor any state securities commission has approved or disapproved of the shares covered by this prospectus.

LEGAL MATTERS
     The legality of the shares offered hereby will be passed upon for Smith Micro by Dorsey & Whitney LLP, Irvine, California.
EXPERTS
     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.